Exhibit 9(b)

                              AMENDED AND RESTATED
                          ADMINISTRATIVE SERVICES PLAN

         ADMINISTRATIVE SERVICES PLAN, dated as of September 13, 1993, and amended and restated as of May 6, 1994 of The Premium Portfolios, a New York trust (the "Trust").

         WITNESSETH:

         WHEREAS, the beneficial interests of the Trust (the "Interests") are divided into one or more separate series (together with any series which may in the future be established, the "Portfolios"); and

         WHEREAS, each of the Portfolios is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940 (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

         WHEREAS, the Trust desires to adopt this Administrative Services Plan (the "Plan") in order to provide for certain administrative services to the Trust and holders of Interests in each Portfolio; and

         WHEREAS, the Trust desires, at such time as may be deemed necessary or convenient to do so, to enter into a transfer agency agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust (the "Transfer Agency Agreement")) with a financial institution, as transfer agent for the Trust (the "Transfer Agent"), whereby the Transfer Agent will provide transfer agency services to the Trust; and

         WHEREAS, the Trust desires to enter into a custodian agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust (the "Custodian Agreement")) with a financial institution, as custodian for the Trust (the "Custodian"), whereby the Custodian will provide custodial services to the Trust with respect to each Portfolio; and

          WHEREAS, the Trust desires to enter into an accounting services agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust (the "Accounting Services Agreement")) with a provider of accounting services (the "Accounting Services Agent"), whereby the Accounting Services Agent will provide certain fund accounting services to the Trust; and

         WHEREAS, the Trust desires to enter into an administrative services agreement (in such form as may from time to time be approved by the Board of Trustees of the Trust (the "Administrative Services Agreement")) with Signature Financial Group (Cayman), Ltd., a Cayman Islands company, or an affiliated company, as administrator of the Trust (the "Administrator"), whereby the Administrator will provide certain administrative and management services to the Trust; and


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         WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Plan, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of each Portfolio for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Trust and each Portfolio and the holders of Interests;

         NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Plan for the Trust, on the following terms and conditions:

            1. As specified in the Transfer Agency Agreement, if any, the Transfer Agent shall act as dividend disbursing agent for the Trust and perform other transfer agency functions for each Portfolio. The Trust shall pay to the Transfer Agent, if any, such compensation from the assets of each Portfolio as may from time to time be agreed to by the Trust and the Transfer Agent.

            2. As specified in the Custodian Agreement, the Custodian shall safeguard and control the cash and securities of each Portfolio, handle receipt and delivery of securities for each Portfolio, determine income and collect interest on the investments of each Portfolio, and, in general, act as the custodian of the Trust's assets pertaining to each Portfolio, but the Custodian shall have no power to determine the investment policies of the Trust or to determine which securities the Trust will buy or sell on behalf of any Portfolio. The Trust shall pay to the Custodian such compensation from the assets of each Portfolio as may from time to time be agreed to by the Trust and the Custodian.

            3. As specified in the Accounting Services Agreement, the Accounting Services Agent shall maintain books of original entry for Portfolio and Trust accounting and other required books and accounts and calculate the daily net asset value of, and net income on, the Interests. As consideration for services performed under the Accounting Services Agreement, the Trust shall periodically pay to the Accounting Services Agent such compensation from the assets of each Portfolio as may from time to time be agreed to by the Trust and the Accounting Services Agent.

            4. As specified in the Administrative Services Agreement, the Administrator shall perform certain administrative and management services on behalf of the Trust, including, but not necessarily limited to: providing office space, equipment and clerical personnel necessary for maintaining the organization of the Trust and for providing the administrative and management services to be performed by the Administrator; arranging, if desired by the Trust, for Directors, officers and employees of the Administrator to serve as Trustees, officers or agents of the Trust if duly elected or appointed to such positions and subject to their individual consent and to any

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         limitations imposed by law; supervising the overall administration of the Trust, including negotiation of contracts and fees with and the monitoring of performance and billings of the Trust's Transfer Agent, Custodian and other independent contractors or agents; preparing and, if applicable, filing all documents required for compliance by the Trust with applicable laws and regulations, including registration statements, semi-annual and annual reports to the Trust's investors, proxy statements and tax returns; preparation of agendas and supporting documents for and minutes of meetings of Trustees, committees of Trustees and the Trust's investors; arranging for computation of performance statistics with respect to each Portfolio and arranging for maintenance of books and records of the Trust and each Portfolio. The Administrator shall perform such specified activities and shall conduct all of its activities as administrator of the Trust, including any activities described above or in the Administrative Services Agreement, as set forth in the Operating Policies and Procedures (the "Operating Procedures") of the Trust (in such form as may be approved from time to time by the Trust's Board of Trustees). To the extent that any provision of the Administrative Services Agreement shall conflict with any provision of the Operating Procedures, the applicable provision of the Operating Procedures shall be deemed to govern. As consideration for services performed under the Administrative Services Agreement, the Trust shall periodically pay to the Administrator a fee at an annual rate of 0.05% of the average daily net assets of each Portfolio for its then-current fiscal year.

            5. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of the responsibility for and control of the conduct of the affairs of the Trust.

            6. This Plan shall become effective upon (a) approval by a vote of at least a "majority of the outstanding voting securities" of each Portfolio, and (b) approval by a vote of the Board of Trustees of the Trust and vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any of the agreements related to the Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Plan.

            7. This Plan shall continue in effect indefinitely, provided that such continuance is subject to annual approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on continuance of this Plan. If such annual approval is not obtained, this Plan shall expire on the date which is 15 months after the date of the last approval.


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            8. This Plan may be amended at any time by the Board of Trustees of the Trust, provided that (a) any amendment to increase materially the amount to be expended from the assets of any Portfolio for the services described herein shall be effective only upon approval by a vote of a "majority of the outstanding voting securities" of such Portfolio, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of the Board of Trustees of the Trust and a majority of the Qualified Trustees, such votes to be cast in person at a meeting called for the purpose of voting on such amendment. This Plan may be terminated at any time by vote of a majority of the Qualified Trustees or by a vote of a "majority of the outstanding voting securities" of such Portfolio.

            9. The Treasurer of the Trust shall provide the Board of Trustees of the Trust, and the Board of Trustees of the Trust shall review, at least quarterly, a written report of the amounts expended under the Plan and the purposes for which such expenditures were made.

            10. While this Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

            11. For the purposes of this Plan, the terms "interested person" and "majority of the outstanding voting securities" are used as defined in the 1940 Act. In addition, for purposes of determining the fees payable to the Administrator, the value of a Portfolio's net assets shall be computed in the manner specified in the Trust's then-current Registration Statement for such Portfolio under the 1940 Act.

            12. The Trust shall preserve copies of this Plan, and each agreement related hereto and each report referred to in paragraph 8 hereof (collectively the "Records"), for a period of six years from the end of the fiscal year in which such Record was made and each such Record shall be kept in an easily accessible place for the first two years of said record-keeping.

            13. This Plan shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act.

            14. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.